Exhibit 23.1

Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

_____________________________________________________________________________________

September 23, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of May 28, 2010 on the audited financial statements of Aurum Resources Corp. as of April 30, 2010 in the Form S-1/A, Amendment No.3, filed by Aurum Resources Corp. with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board